EXHIBIT 99.3


                          Independent Auditors' Report


The Board of Directors
ML Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of ML Bancorp, Inc. and subsidiaries (the "Company") as of February 27, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the eleven-month period ended February 27, 1998 and for the year ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ML Bancorp, Inc. and subsidiaries as of February 27, 1998, and the results of its operations and its cash flows for the eleven-month period ended February 27, 1998 and for the year ended March 31, 1997 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, PA
June 15, 1998